Exhibit 99. (e) (i)

DISTRIBUTION AGREEMENT

     AGREEMENT dated as of September 30, 2005, between W.P. Stewart & Co. Growth Fund, Inc. (the “Fund”), an open-end, management investment company organized as a corporation under the laws of the State of Maryland, having its principal place of business at 527 Madison Avenue, 20th Floor, New York, New York 10022 and ALPS Distributors, Inc., a Colorado corporation and a registered broker-dealer under the Securities Exchange Act of 1934, having its principal place of business at 1625 Broadway, Suite 2200, Denver, Colorado 80202 (the “Distributor”).

     WHEREAS, the Fund wishes to employ the services of the Distributor in connection with the promotion and distribution of its shares (the “Shares”);

     NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows:

     1. Documents – The Fund has furnished or will furnish, upon request, the Distributor with copies of the Fund’s Articles of Incorporation, advisory agreement, custodian agreement, transfer agency agreement, administration agreement, current prospectus, and statement of additional information, and all forms relating to any plan, program or service offered by the Fund. The Fund shall furnish, within a reasonable time period, to the Distributor a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Fund shall furnish promptly to the Distributor any additional documents necessary or advisable to perform its functions hereunder. From time to time, each party shall be permitted reasonable access to records maintained by the other party in connection with this Agreement to the extent necessary to perform its obligations hereunder. As used in this Agreement the terms “registration statement”, “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Fund with the Securities and Exchange Commission (“SEC”) and any amendments and supplements thereto that are filed with the SEC.

     2. Sales of Shares – The Fund grants to the Distributor the right to sell the Shares as agent on behalf of the Fund, during the term of this Agreement, subject to the registration requirements of the Securities Act of 1933, as amended (the “ 1933 Act”), the Investment Company Act of 1940, as amended (the “1940 Act”) and of the laws governing the sale of securities in the various states (“Blue Sky Laws”), under the terms and conditions set forth in this Agreement. The Distributor shall have the right to sell, as agent on behalf of the Fund, the Shares covered by the registration statement, prospectus and statement of additional information for the Fund then in effect under the 1933 Act and 1940 Act.

     3. Sales of Shares by the Fund – The rights granted to the Distributor shall be nonexclusive in that the Fund reserves the right to sell Shares to investors on applications received and accepted by the Fund.

     4. Public Offering Price – Except as otherwise noted in the Fund’s current prospectus and/or statement of additional information, all Shares sold to investors by the Distributor or the Fund will be sold at the public offering price. The public offering price for all accepted subscriptions will be the net asset value per Share, as determined in the manner described in the Fund’s current prospectus and/or statement of additional information, plus a sales charge (if any) as described in the Fund’s current prospectus and/or statement of additional information. The Fund shall in all cases receive the net asset value per Share on all sales. If a sales charge is in effect, the Distributor shall have the right, subject to such rules or regulations of the SEC as may then be in effect pursuant to Section 22 of the 1940 Act to pay a portion of the sales charge to dealers who have sold Shares of the Fund.

     5. Suspension of Sales – The Fund reserves the right to suspend sales and the Distributor’s authority to process orders for Shares on behalf of the Fund if, in the judgment of the Fund, it is in the best interests of the Fund to do so. Suspension will continue for such period as may be determined by the Fund.

     6. Solicitation of Sales – In consideration of these rights granted to the Distributor, the Distributor agrees to use its best efforts to solicit orders for the sale of the Shares at the public offering price and will undertake, at its own cost, such advertising and promotion as it believes is reasonable in connection with such solicitation, subject to the Fund’s approval. The Distributor shall be responsible for reviewing and filing any sales literature or advertising material (including material disseminated through radio, television or other electronic media) concerning Fund shares with the SEC and the National Association of Securities Dealers, Inc. (the “NASD”) to the extent required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the 1940 Act and the rules and regulations thereunder, and by the rules of the NASD. All such materials must be approved by the Distributor, in writing, prior to use. This shall not prevent the Distributor from entering into like arrangements (including arrangements involving the payment of underwriting commissions) with other issuers. The Distributor will act only on its own behalf as principal should it choose to enter into selling agreements with selected dealers or others.

     7. National Securities Clearing Corporation – The Distributor is a member of the National Securities Clearing Corporation (“NSCC”) and will sponsor the Fund with NSCC.

     8. Authorized Representations – The Distributor is not authorized by the Fund to give any information or to make any representations other than those contained in the registration statement or prospectus and statement of additional information, or contained in shareholder reports or other material that may be prepared by or on behalf of the Fund for the Distributor’s use. Consistent with the foregoing, the Distributor may prepare and distribute sales literature or other material as it may deem appropriate in consultation with the Fund, provided such sales literature complies with applicable law and regulations.

     9. Registration of Shares – The Fund agrees that it will take all action necessary to register the Shares under the 1933 Act and the 1940 Act (subject to the necessary approval of its shareholders). The Fund shall make available to the Distributor, at the Distributor’s expense, such number of copies of its prospectus and statement of additional information as the Distributor may reasonably request. The Fund shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Shares of the Fund.

     10. Distribution Fees and Expenses – The Distributor shall furnish, at its expense and without cost to the Fund, the services of personnel to the extent that such services are required to carry out its obligations under this Agreement. Such personnel shall consist of one or more persons, during normal business hours (7:00 a.m. to 6:00 p.m. Mountain Time), to respond to telephone questions with respect to the Distributor’s responsibilities to the Fund.

     11. Fund Expenses – Unless otherwise agreed to by the parties hereto in writing or by the Fund and the Fund’s other agents, the Distributor shall not be responsible for fees and expenses in connection with (a) filing of any registration statement, printing and the distribution of any prospectus and statement of additional information under the 1933 Act and/or the 1940 Act and amendments prepared for use in connection with the offering of Shares for sale to the public, preparing, setting in type, printing and mailing the prospectus, statement of additional information and any supplements thereto sent to existing shareholders, (b) preparing, setting in type, printing and mailing any report (including annual and semi-annual reports) or other communication to shareholders of the Fund, and (c) the Blue Sky registration and qualification of Shares for sale in the various states in which the officers of the Fund shall determine it advisable to qualify such Shares for sale (including registering the Fund as a broker or dealer or any officer of the Fund as agent or salesman in any state).

     12. Use of the Distributor’s Name – The Fund shall not use the name of the Distributor, or any of its affiliates, in any prospectus or statement of additional information, sales literature, and other material relating to the Fund in any manner without the prior written consent of the Distributor (which shall not be unreasonably withheld); provided, however, that the Distributor hereby approves all lawful uses of the names of the Distributor and its affiliates in the prospectus and statement of additional information of the Fund and in all other materials which merely refer in accurate terms to their appointment hereunder or which are required by the SEC, NASD, or any state securities authority.

     13. Use of the Fund’s Name – Neither the Distributor nor any of its affiliates shall use the name of the Fund in any publicly disseminated materials, including sales literature in any manner without the prior written consent of the Fund (which shall not be unreasonably withheld); provided, however, that the Fund hereby approves all lawful uses of its name in any required regulatory filings of the Distributor which merely refer in accurate terms to the appointment of the Distributor hereunder, or which are required by the SEC, NASD, or any state securities authority.

     14. Insurance – The Distributor agrees to maintain fidelity bond and liability insurance coverages which are, in scope and amount, consistent with coverages customary for distribution activities relating to the Fund. The Distributor shall notify the Fund upon receipt of any notice of material, adverse change in the terms or provisions of its insurance coverage. Such notification shall include the date of change and the reason or reasons therefor. The Distributor shall notify the Fund of any material claims against it, whether or not covered by insurance, and shall notify the Fund from time to time as may be appropriate of the total outstanding claims made by it under its insurance coverage.

     15. Indemnification – The Fund agrees to indemnify and hold harmless the Distributor and each of its directors and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act (collectively, “Distributor Indemnitees”), against any loss, liability, claim, damages or expenses (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising by reason of any person acquiring any Shares, based upon the ground that the registration statement, prospectus, statement of additional information, shareholder reports or other information filed or made public by the Fund (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading under the 1933 Act, the 1940 Act or any other statute or the common law. However, the Fund does not agree to indemnify the Distributor Indemnitees or hold them harmless to the extent that the statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund by or on behalf of the Distributor. In no case (i) is the indemnity of the Fund in favor of the Distributor Indemnitees to be deemed to protect the Distributor Indemnitees against any liability to the Fund or its security holders to which the Distributor Indemnitees would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Fund to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against a Distributor Indemnitee unless the Distributor Indemnitees shall have notified the Fund in writing of the claim promptly after the summons or other first written notification giving information of the nature of the claims shall have been served upon the Distributor Indemnitee (or after the Distributor Indemnitee shall have received notice of service on any designated agent). However, failure to notify the Fund of any claim shall not relieve the Fund from any liability which it may have to any person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph. The Fund shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, and if the Fund elects to assume the defense, the defense shall be conducted by counsel chosen by the Fund. In the event the Fund elects to assume the defense of any suit and retain counsel, the Distributor Indemnitee(s), defendant(s) in the suit, shall bear the fees and expenses of any additional counsel retained by them. If the Fund does not elect to assume the defense of any suit, it will reimburse the Distributor Indemnitee(s) that are defendant(s) in the suit for the reasonable fees and expenses of any counsel retained by them. The Fund agrees to notify the Distributor promptly of the commencement of any litigation or proceeding against it or any of its officers in connection with the issuance or sale of any of the Shares.

     The Distributor also covenants and agrees that it will indemnify and hold harmless the Fund and each of its directors, officers and each person, if any, who controls the Fund within the meaning of Section 15 of the 1933 Act (collectively “Fund Indemnitees”), against any loss, liability, damages, claims or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith) arising by reason of any person acquiring any Shares, based upon the 1933 Act, the 1940 Act or any other statute or common law, alleging (a) any wrongful act of the Distributor or any of its employees or (b) that any sales literature, advertisements, information, statements or representations used or made by the Distributor or any of its affiliates or employees or that the registration statement, prospectus, statement of additional information, (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, insofar as the statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund by or on behalf of the Distributor. In no case (i) is the indemnity of the Distributor in favor of the Fund Indemnitees to be deemed to protect the Fund Indemnitees against any liability to which the Fund Indemnitees would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Distributor to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against a Fund Indemnitee unless the Fund Indemnitee shall have notified the Distributor in writing of the claim promptly after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Fund Indemnitee (or after the Fund Indemnitee shall have received notice of service on any designated agent). However, failure to notify the Distributor of any claim shall not relieve the Distributor from any liability which it may have to the Fund Indemnitee otherwise than on account of its indemnity agreement contained in this paragraph. In the case of any notice to the Distributor it shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, and if the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Fund Indemnitee(s), defendant(s) in the suit. In the event that the Distributor elects to assume the defense of any suit and retain counsel, the Fund Indemnitee(s) that are defendant(s) in the suit, shall bear the fees and expense of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any suit, it will reimburse the Fund Indemnitee(s) that are defendant(s) in the suit, for the reasonable fees and expenses of any counsel retained by them. The Distributor agrees to notify the Fund promptly of the commencement of any litigation or proceedings against it in connection with the Fund and sale of any of the Shares.

     16. Supplemental Information – The Distributor and the Fund shall regularly consult with each other regarding the Distributor’s performance of its obligations under this Agreement. In connection therewith, the Fund shall submit to the Distributor at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the 1933 Act and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Fund’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Fund may deem advisable, such right being in all respects absolute and unconditional.

     The Distributor acknowledges that the only information provided to it by the Fund is that contained in the registration statement, the prospectus, the statement of additional information and reports and financial information referred to herein. Neither the Distributor nor any other person is authorized by the Fund to give any information or to make any representations, other than those contained in such documents and any sales literature or advertisements specifically approved by appropriate representatives of the Fund.

     17. Term – This Agreement shall become effective as of the date set forth above and shall continue until one year from such date and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually (i) by the Fund’s Board of Directors or (ii) by a vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), provided that in either event the continuance is also approved by the majority of the Directors of the Fund who are not interested persons (as defined in the 1941 Act) of any party to this Agreement by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty on sixty days’ written notice by the Fund’s Board of Directors, by vote of the holders of a majority of the outstanding voting securities of the Fund or by the Distributor. This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act).

     Upon the termination of this Agreement, the Distributor, at the Fund’s expense and direction, shall transfer to such successor as the Fund shall specify all relevant books, records and other data established or maintained by the Distributor under this Agreement.

     18. Anti-Money Laundering – The Distributor agrees to maintain an anti-money laundering program in compliance with Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”) and all applicable laws and regulations promulgated thereunder. The Distributor confirms that, as soon as possible, following the request from the Fund, the Distributor will supply the Fund with copies of the Distributor’s anti-money laundering policy and procedures, and such other relevant certifications and representations regarding such policy and procedures as the Fund may reasonably request from time to time.

     19. Notice – Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by (i) telecopier (fax) or (ii) registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Fund at 527 Madison Avenue, 20th Floor, New York, New York 10022, Attn: Director of Fund Administration; and if to the Distributor, at 1625 Broadway, Suite 2200, Denver, Colorado, 80202, Attn: General Counsel, or such other telecopier (fax) number or address as may be furnished by one party to the other.

     20. Confidential Information – The Distributor, its officers, directors, employees and agents will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and to prior or present shareholders or to those persons or entities who respond to the Distributor’s inquiries concerning investment in the Fund, and will not use such records and information for any purposes other than performance of its responsibilities and duties hereunder. If the Distributor is requested or required by, but not limited to, depositions, interrogatories, requests for information or documents, subpoena, civil investigation, demand or other action, proceeding or process or as otherwise required by law, statute, regulation, writ, decree or the like to disclose such information, the Distributor will provide the Fund with prompt written notice of any such request or requirement so that the Fund may seek an appropriate protective order or other appropriate remedy and/or waive compliance with this provision. If such order or other remedy is not sought, or obtained, or waiver not received within a reasonable period following such notice, then the Distributor may without liability hereunder, disclose to the person, entity or agency requesting or requiring the information, that portion of the information that is legally required in the reasonable opinion of the Distributor’s counsel.

     21. Limitation of Liability – The Distributor is expressly put on notice of the limitation of shareholder, officer and Director liability as set forth in the Articles of Incorporation of the Fund and agrees that the obligations assumed by the Fund under this contract shall be limited in all cases to the Fund and its assets. The Distributor agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund. Nor shall the Distributor seek satisfaction of any such obligation from the Directors, officers or any individual Director or officer of the Fund. Any obligations of the Fund entered into in the name or on behalf thereof by any of the Directors or officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Directors or officers, shareholders, or representatives of the Fund personally, but bind only the Fund property, and all persons dealing with any class of Shares of the Fund must look solely to the Fund property belonging to such class for the enforcement of any claim against the Fund.

     22. Miscellaneous – Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed, interpreted, and enforced in accordance with and governed by the laws of the State of Colorado. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may not be changed, waived, discharged or amended except by written instrument that shall make specific reference to this Agreement and which shall be signed by the party against which enforcement of such change, waiver, discharge or amendment is sought. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument. This Agreement contains the entire agreement of the parties with respect to the subject matter contained herein, and supersedes all prior agreements, arrangements and understandings.

     All activities by the Distributor and its agents and employees as distributor of the Shares shall comply with all applicable laws, rules and regulations including, without limitation, all rules and regulations made or adopted by the SEC or any securities association registered under the Exchange Act. The Distributor represents and warrants that it is a member of the NASD and agrees to abide by all of the rules and regulations of the NASD, including, without limitation, its Conduct Rules, as defined thereunder. The Distributor agrees to notify the Fund immediately in the event of its expulsion or suspension by the NASD. Expulsion of the Distributor by the NASD will terminate this Agreement immediately without notice. Suspension of the Distributor by the NASD will terminate this Agreement effective immediately upon written notice of termination to the Distributor from the Fund. The Distributor further represents that it is registered in all fifty (50) states, and shall maintain such registration. The Distributor shall not conduct any activity in any state if to do so would require a license that the Distributor does not have.

     The Distributor will promptly transmit any orders received by it for purchase, redemption or exchange of the Shares to the Fund’s transfer agent.

     IN WITNESS WHEREOF, the Fund has executed this instrument in its name and behalf, and the Distributor has executed this instrument in its name and behalf, as of the date and year first above written.

W.P. STEWART & CO. GROWTH FUND, INC.		ALPS DISTRIBUTORS, INC.

By:	/s/ Susan G. Leber	By:	/s/ Thomas Carter
	Name: Susan G. Leber		Name: Thomas Carter
	Title: Treasurer		Title: Chief Financial Officer

September 30, 2005

W.P. Stewart & Co., Inc.
527 Madison Avenue
New York, New York 10022

Ladies/Gentlemen:

     W.P. Stewart & Co. Growth Fund, Inc. (the “Fund”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and organized as a corporation under the laws of the state of Maryland. ALPS Distributors, Inc, (“ADI”) is the principal underwriter (as such term is defined in the 1940 Act) of the offering of shares of the Fund and the exclusive agent for the continuous distribution of shares of the Fund pursuant to the terms of a Distribution Agreement, dated September 30, 2005, between ADI and the Fund (the “Distribution Agreement”). W.P. Stewart & Co., Inc. (“W.P. Stewart”) acts as Adviser to the Fund pursuant to the terms of an Investment Advisory and Management Agreement with the Fund. In consideration of the services provided by ADI, W.P. Stewart desires to pay ADI a fee as set forth in this Letter Agreement.

     1. W.P. Stewart shall pay ADI a fee of one thousand dollars ($1,000.00) per Fund per month. Such fee shall be pro rated for any partial month.

     2. This Letter Agreement shall commence on the date first set forth above and shall remain in effect until termination of the Distribution Agreement.

     3. No change, modification or waiver of any term of this Letter Agreement shall be valid unless it is in writing and signed by both ADI and W.P. Stewart.

     4. This Letter Agreement may not be assigned by W.P. Stewart without ADI’s prior written approval.

     5. This Letter Agreement shall be governed by, and construed and enforced in accordance with the laws of the state of Colorado.

     If the foregoing is acceptable to you, please have an authorized officer execute this Letter Agreement below where indicated and return the same to the undersigned.

Very truly yours,

ALPS DISTRIBUTORS, INC.

By:	/s/ Thomas A.Carter

Name: Thomas A. Carter
Title: Chief Financial Officer

The undersigned agrees to the above terms and conditions.

W.P. STEWART & CO., INC.

By:	/s/ Susan G. Leber

Name: Susan G. Leber
Title: Treasurer